Exhibit 4.1

FIRST AMENDMENT TO RIGHTS AGREEMENT

This First Amendment (this “Amendment”) to the Rights Agreement, dated as of October 27, 2000 (the “Rights Agreement”), is made and entered into as of the 24th day of April, 2003 by and between COASTCAST CORPORATION, a California corporation (the “Company”), and MELLON INVESTOR SERVICES LLC, as rights agent (the “Rights Agent”).

WHEREAS, the Board of Directors of the Company (the “Board of Directors”) has determined that it is in the best interests of the Company and its shareholders to amend the Rights Agreement to permit certain potential acquirers to take preliminary actions in view of a potential acquisition of the Common Stock of the Company without triggering a distribution of Rights within the terms of the Rights Agreement.

WHEREAS, pursuant to Section 27 of the Rights Agreement, the Company and the Rights Agent have agreed to amend the Rights Agreement as set forth herein;

NOW, THEREFORE, in consideration of the premises and the mutual agreements set forth herein, the parties hereto hereby agree as follows:

Section 1.               All capitalized terms not otherwise defined in this Amendment shall have the meanings set forth in the Rights Agreement, and all inconsistencies between this Amendment and the Rights Agreement shall be resolved in favor of this Amendment.

Section 2.               The definition of “Beneficial Owner” and “Beneficially Own” in Section 1 of the Rights Agreement is hereby amended and restated in its entirety as follows:

“A Person shall be deemed the “Beneficial Owner” of and shall be deemed to “Beneficially Own” any securities:

(i)            that such Person or any of such Person’s Affiliates or Associates beneficially owns, directly or indirectly, for purposes of Section 13(d) of the Exchange Act and Rule 13d-3 promulgated under the Exchange Act, in each case as in effect on the date hereof;

(ii)           that such Person or any of such Person’s Affiliates or Associates has the right to acquire (whether such right is exercisable immediately, or only after the passage of time, compliance with regulatory requirements, the fulfillment of a condition or otherwise) pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights (other than these Rights), rights, warrants or options, or otherwise; provided, however, that a Person shall not be deemed the Beneficial Owner of, or to Beneficially Own, securities tendered pursuant to a tender offer or exchange offer made by or on behalf of such Person or any of such Person’s Affiliates or Associates until such tendered securities are accepted for purchase or exchange;

(iii)          that such Person or any such Person’s Affiliates or Associates has the right to vote, whether alone or in concert with others, pursuant to any agreement, arrangement or understanding; provided, however, that a Person shall not be deemed the Beneficial Owner of, or to Beneficially Own, any security if the agreement, arrangement or understanding to vote such security (A) arises solely from a revocable proxy given to such Person or any of such Person’s Affiliates or Associates in response to a public proxy solicitation made pursuant to and in accordance with the applicable rules and regulations promulgated under the Exchange Act, and (B) is not also then reportable on Schedule 13D under the Exchange Act (or any comparable or successor report);

(iv)          that are Beneficially Owned, directly or indirectly, by any other Person with which such Person or any of such Person’s Affiliates or Associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting (other than voting pursuant to a revocable proxy as described in the proviso to clause (iii) of this definition of “Beneficial Owner”) or disposing of any securities of the Company; and

(v)           that, on any day on or after the Distribution Date, evidence Rights that prior to such date were represented by certificates for Common Shares that such Person Beneficially Owns on such day.

Notwithstanding anything to the contrary in this Section l, (A) a Person engaged in business as an underwriter of securities shall not be deemed to be the Beneficial Owner of, or to Beneficially Own, any securities acquired through such Person’s participation in good faith in a firm commitment underwriting until the expiration of 40 days after the date of such acquisition, and (B) none of the Persons listed on Exhibit A attached to this Amendment (which Exhibit may be amended from time to time after the date hereof with the approval of the Board of Directors of the Company (or a committee thereof given the authority to do so)) shall be deemed to be the Beneficial Owner of, or to Beneficially Own, any securities beneficially owned by any other Person listed thereon by reason of any agreement, arrangement or understanding among such Persons for the purpose of formulating and submitting a bid to acquire the Common Stock of the Company.”

Section 3.               The definition of “Person” in Section 1 of the Rights Agreement is hereby amended and restated in its entirety as follows:

“Person” shall mean any individual, firm, partnership, corporation, association, trust, joint venture, limited liability company, unincorporated organization, group (as such term is used in Rule 13d-5 promulgated under the Exchange Act as in effect on the date hereof) or other entity, and shall include any successor (by merger or otherwise) of such entity; provided, however, that none of the Persons listed on Exhibit A attached to this Amendment (which Exhibit may be amended from time to time after the date hereof with the approval of the Board of Directors of the Company (or a committee thereof given the authority to do so)) nor any combination of such Persons shall be deemed to be a group or otherwise constitute a single Person by reason of any agreement, arrangement or understanding among such Persons for the purpose of formulating and submitting a bid to acquire the Common Stock of the Company.”

Section 4.               Except as amended hereby, the Rights Agreement shall remain in full force and effect.

Section 5.               This Amendment may be executed by facsimile and in two or more counterparts, each of which will be deemed to be an original and all of which together will constitute one and the same document.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year first above written.

COASTCAST CORPORATION

Attest:

By:		By:
	Name:		Name:
	Title:		Title:

MELLON INVESTOR SERVICES LLC

Attest:

By:		By:
	Name:		Name
	Title:		Title:

EXHIBIT A

TO

FIRST AMENDMENT TO RIGHTS AGREEMENT

Hans A. Buehler*

Vivian Buehler*

Golden Band, L.P.

Longview Enterprises, Inc.

The Buehler Living Trust

The Buehler Family Foundation

Paul A. Novelly*

The Novelly Exempt Trust U/I Dated August 12, 1992

*              Including any members of their immediate family and any trusts established for the benefit of such individuals (or their immediate family).